Exhibit 99.9

EIGHTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

FORTUNE BRANDS, INC.

THIS EIGHTH AMENDMENT, dated as of the sixteenth day of August, 2005, unless otherwise specified herein, by and between Fidelity Management Trust Company (the “Trustee”) and Fortune Brands, Inc. (the “Sponsor” or “Fortune”);

WTTNESSETH:

WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan, and such other qualified defined contribution plans that Fortune Brands, Inc, or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the “Plan”); and

WHEREAS, the Sponsor has notified the Trustee that the Preferred Share Purchase Rights for the Fortune Stock Fund were eliminated on or about December 24, 2004; and

WHEREAS, the Sponsor has notified the Trustee that it intends to spin-off Acco World Corporation from Fortune Brands, Inc. (the “Spin-Off”) on or about August 16, 2005; and

WHEREAS, due to the Spin-Off, Sponsor hereby directs the Trustee in accordance with Section 12(c) of the Trust Agreement, effective on or about August 16, 2005, to allocate a proportional interest in the ACCO Brands Stock Fund to each participant with a balance in the Fortune Stock Fund in accordance with the relevant written guidelines provided by the Sponsor to the Trustee; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 18 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Sponsor hereby amend the Trust Agreement by:

(1)	Amending Section 5(b), Available Investment Options, by adding the following new subsection (iv) and renumbering all subsequent subsections accordingly:

(iv)	ACCO Brands Stock.

(2)	Deleting Section 6(d), Certain Rights Held in Fortune Stock Fund, in its entirety, and relettering all subsequent sections accordingly.

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(3)	Adding a new Section 8, Administration of ACCO Brands Stock Fund, as follows, and renumbering all subsequent sections accordingly:

Section 8. Administration of ACCO Brands Stock Fund.

(a)	ACCO Brands Stock. Trust investments in ACCO Brands Stock shall be made via the ACCO Brands Stock Fund. Investments in the ACCO Brands Stock Fund shall consist primarily of shares of ACCO Brands Stock. The ACCO Brands Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily Participant exchange or withdrawal requests. Such holdings will include Colchester Street Trust; Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by Sponsor and Trustee. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. Subject to its ability to execute open-market trades in ACCO Brands Stock, the Trustee shall be responsible for ensuring that the short-term investments held in the ACCO Brands Stock Fund fall within the agreed-upon range over time. Each Participant’s proportional interest in the ACCO Brands Stock Fund shall be measured in units of participation, rather than shares of ACCO Brands Stock. Such units shall represent a proportionate interest in all of the assets of the ACCO Brands Stock Fund, which includes shares of ACCO Brands Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a NAV for each unit outstanding of the ACCO Brands Stock Fund. Valuation of the ACCO Brands Stock Fund shall be based upon: (a) the Closing Price or, if not available, (b) the price determined in good faith by the Trustee. For purposes of this section, “Closing Price” shall mean either (1) the closing price of the stock on the principal national securities exchange on which the ACCO Brands Stock is traded or, in the case of stocks traded over the counter, the last sale price of the day; or, if (1) is unavailable, (2) the latest available price as reported by the principal national securities exchange on which the ACCO Brands Stock is traded or, for an over the counter stock, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time). The NAV shall be adjusted for gains or losses realized on sales of ACCO Brands Stock, appreciation or depreciation in the value of those shares owned, dividends paid on ACCO Brands Stock to the extent not used to purchase additional units of the ACCO Brands Stock Fund for affected Participants, and interest on the short-term investments held by the ACCO Brands Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the ACCO Brands Stock Fund, including principal obligations, if any, and expenses that, pursuant to direction by Sponsor, the Trustee accrues or pays from the ACCO Brands Stock Fund.

(i)	Acquisition Limit. Pursuant to the Plan, the Trust may be invested in ACCO Brands Stock to the extent necessary to comply with investment directions in accordance with this Agreement. Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

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(ii)	Fiduciary Duty.

(A)	The Named Fiduciary shall continually monitor the suitability of acquiring and holding ACCO Brands Stock under the fiduciary duty rules of section 404(a) of ERISA (as modified by section 404(a)(2) of ERISA). The Trustee shall not be liable for any loss or expense which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of ACCO Brands Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.

(B)	Each Participant with an interest in ACCO Brands Stock (or, in the event of the Participant’s death, his beneficiary) is, for purposes of this section 8(e)(ii), hereby designated as a “named fiduciary” (within the meaning of section 403(a)(I) of ERISA), with respect to the shares allocated to his or her account that were not purchased at his or her direction, and shall have the right to direct the Trustee as to the manner in which the Trustee is to vote or tender such shares, including the right to direct the Trustee’s conduct, in accordance with disclosed rules, by his or her failure to respond within the required time frame.

(iii)	Purchases and Sales of ACCO Brands Stock. Unless otherwise directed by Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of ACCO Brands Stock.

(A)	Open Market Purchases and Sales. Purchases and sales of ACCO Brands Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended by the Trustee from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

(1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(2) If the Trustee is prohibited by the SEC, the NYSE or principal exchange on which the ACCO Brands Stock is traded, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day,

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then, under the circumstances set forth in either (1) or (2), the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.

(B)	Use of an Affiliated Broker. The Named Fiduciary hereby directs the Trustee to use Fidelity Capital Markets, a division of National Financial Services LLC (“NFSLLC”), to provide brokerage services in connection with any purchase or sale of ACCO Brands Stock on the open market, except in circumstances where the Trustee has determined, in accordance with its standard trading guidelines or pursuant to Sponsor direction, to seek expedited settlement of the trades. Fidelity Capital Markets shall execute such directions directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:

(1) As consideration for such brokerage services, the Named Fiduciary agrees that Fidelity Capital Markets shall be entitled to remuneration under this direction provision in an amount of no more than three and one-fifth cents ($.032) commission on each share of ACCO Brands Stock. Any increase in such remuneration may be made only by a signed agreement between the Named Fiduciary and Trustee.

(2) The Trustee will provide the Named Fiduciary with periodic reports which summarize all securities transaction-related charges incurred with respect to trades of ACCO Brands Stock for such Plan.

(3) Any successor organization of Fidelity Capital Markets, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision.

(4) The Trustee and Fidelity Capital Markets shall continue to rely on this direction provision until notified to the contrary. The Named Fiduciary reserves the right to terminate this direction upon written notice to Fidelity Capital Markets (or its successor) and the Trustee, in accordance with Section 16 of this Agreement

(iv)	Execution of Purchases and Sales of Units. Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:

(A) Subject to subparagraphs (B) and (C) below, purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator In Good Order all information,

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documentation, and wire transfers of funds (if applicable), necessary to accurately effect such transactions. Exchanges of units in the Stock Fund shall be made in accordance with the Schedule of Exchange Guidelines attached hereto.

(B)	Aggregate sales of units in the Stock Fund on any day shall be limited to the Stock Fund’s Available Liquidity for that day. For purposes of this section, “Available Liquidity” shall mean the amount of short-term investments held in the ACCO Stock Fund decreased by any outgoing cash for expenses then due, payables for loan principal, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in, loan repayments) and to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions, loans and withdrawals, and otherwise on a FIFO basis, as provided in the “Schedule of Available Liquidity Procedures for Unitized Funds” attached hereto (the “Specified Hierarchy”). For purposes of this section, “FIFO” shall mean First In First Out. So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.

(C)	The Trustee shall close the Stock Fund to sales or purchases of units, as applicable, on any date on which trading in the ACCO Brands Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.

(v)	Securities Law Reports. The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of ACCO Brands Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of ACCO Brands Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust’s ownership of ACCO Brands Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

(vi)

Voting, Tender Offers and Preferred Share Purchase Rights. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of ACCO Brands Stock and the exchange of the preferred share purchase rights associated with the ACCO Brands Stock. Sponsor shall pay for all printing, mailing, tabulation and other costs associated with the voting

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and tendering of ACCO Brands Stock and the exchange of the preferred share purchase rights associated with the ACCO Brands Stock. The Trustee, after consultation with Sponsor, shall prepare the necessary documents associated with the voting and tendering of ACCO Brands Stock and the exchange of the preferred share purchase rights associated with the ACCO Brands Stock .

(b)	Voting of ACCO Brands Stock.

(i)	When the Sponsor receives notice that the issuer of ACCO Brands Stock is preparing for any annual or special meeting, Sponsor shall notify the Trustee as soon as administratively practicable in advance of the intended record date and shall cause a copy of all proxy solicitation materials obtained by the Sponsor to be sent to the Trustee. If requested by the Trustee, Sponsor shall certify to the Trustee that the aforementioned materials represent the same information that has been received by the Sponsor relating to ACCO Brands Stock. Based on these materials the Trustee shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each Participant with an interest in ACCO Brands Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of ACCO Brands Stock credited to the Participant’s accounts held in the Stock Fund.

(ii)	Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of ACCO Brands Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of ACCO Brands Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of ACCO Brands Stock reflecting the Participant’s proportional interest in the Stock Fund as directed by the Participant. Except as otherwise required by law, the Trustee shall not vote shares of ACCO Brands Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant.

(iii)	Except as otherwise required by law, the Trustee shall vote that number of shares of ACCO Brands Stock not credited to Participants’ accounts in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it received voting directions from Participants.

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(iv)	If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to the Trustee or the Sponsor, finds that or will cause any provision of the Plan or the Trust Agreement with respect to the voting rights of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund to conflict with, violate, or be otherwise invalid or impermissible to follow under ERISA, then, upon notice to the Trustee and the Sponsor in the form of an Opinion of Counsel obtained by either party, such provision or provisions will be given no further force or effect in such circumstances.

The Trustee shall follow the terms of the Trust Agreement providing pass-through to Participants and consider and/or follow the directions received to the extent permitted by the opinion, order or decree or under ERISA. If such a pass-through is not permitted under the opinion, order or decree or under ERISA, the Sponsor and the Trustee shall jointly determine a mutually agreeable approach with respect to the exercise of voting rights of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund as permitted under the aforementioned opinion, order or decree, and consistent with ERISA. Absent the determination of a mutually agreeable approach, the Trustee shall otherwise vote the shares consistent with its responsibilities under ERISA.

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(c)	Tender Offers.

(i) For purposes of this subsection (B), a “tender offer” will mean any tender or exchange offer for ACCO Brands Stock. In the event that the Sponsor receives notice of the commencement of a tender offer as to which Participants are entitled to give directions as provided in this subsection (B), the Sponsor shall notify the Trustee as soon as administratively feasible of the intended record date and shall cause a copy of all related materials obtained by the Sponsor to be sent to the Trustee. In the event of such a tender offer, the Trustee will distribute or cause to be distributed as promptly as possible to all Participants entitled to give directions to the Trustee with respect to such tender offer all communications and other materials, if any, that the Trustee may receive from any person or entity that are being distributed to the holders of the securities to whom such tender offer is directed and either are directed generally to such holders or relate to such tender offer. Based on these materials and after consultation with Sponsor the Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of ACCO Brands Stock that reflect the Participants proportional interest in the Stock Fund (both vested and unvested).

(ii) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of ACCO Brands Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of ACCO Brands Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. The Trustee shall tender or not tender shares of ACCO Brands Stock as directed by the Participant Except as otherwise required by law, the Trustee shall not tender shares of ACCO Brands Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant.

(iii) Except as otherwise required by law, the Trustee shall not tender shares of ACCO Brands Stock not credited to Participants’ accounts,

(iv) A Participant who has directed the Trustee to tender some or all of the shares of ACCO Brands Stock reflecting the Participant’s proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant’s proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

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(v) A direction by a Participant to the Trustee to tender shares of ACCO Brands Stock reflecting the Participant’s proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of ACCO Brands Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in the Schedule of Investment Options.

(vi) If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to the Trustee or the Sponsor, finds that or will cause any provision of the Plan or the Trust Agreement with respect to the tendering of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund to conflict with, violate, or be otherwise invalid or impermissible to follow under ERISA, then, upon notice to the Trustee and the Sponsor in the form of an Opinion of Counsel obtained by either party, such provision or provisions will be given no further force or effect in such circumstances.

The Trustee shall follow the terms of the Trust Agreement with respect to tendering of shares of ACCO Brands Stock and consider and/or follow the directions received to the extent permitted by the opinion, order or decree or under ERISA. If such tendering or shares is not permitted under the opinion, order or decree or under ERISA, the Sponsor and the Trustee shall jointly determine a mutually agreeable approach with respect to the tendering of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund as permitted under the aforementioned opinion, order or decree, and consistent with ERISA. Absent the determination of a mutually agreeable approach, the Trustee shall otherwise vote the shares consistent with its responsibilities under ERISA.

(d)	Preferred Share Purchase Rights.

(i) If the preferred share purchase rights of ACCO Brands Corporation (or any rights issued by ACCO Brands Corporation in substitution or replacement therefore) held in the ACCO Brands Stock Fund (“rights”) become transferable separately from the shares of ACCO Brands Stock held in the ACCO Brands Stock Fund as provided in the Plan or Trust Agreement, the Trustee agrees to sell the rights to ACCO Brands Corporation as soon as practicable. As soon as administratively feasible after the rights become separately transferable from the shares of ACCO Brands Stock, the Trustee shall, in its sole discretion, appoint an independent financial advisor as specifically permitted under this Trust Agreement. The independent financial advisor shall be retained at the expense of ACCO Brands Corporation for the purpose of determining a price at which the rights shall be sold to ACCO Brands Corporation by the Trustee. Notwithstanding the foregoing, if prior to the sale of the rights by the Trustee to

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ACCO Brands Corporation, ACCO Brands Corporation determines to exchange one right for a share of ACCO Brands Stock, the Trustee will surrender each right that it holds in exchange for a share of ACCO Brands Stock.

(ii) If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to the Trustee or the Sponsor, finds that or will cause any provision of the Plan or the Trust Agreement with respect to the voting rights of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund to conflict with, violate, or be otherwise invalid or impermissible to follow under ERISA, then, upon notice to the Trustee and the Sponsor in the form of an Opinion of Counsel obtained by either party, such provision or provisions will be given no further force or effect in such circumstances.

The Trustee shall follow the terms of the Trust Agreement providing pass-through to Participants and consider and/or follow the directions received to the extent permitted by the opinion, order or decree or under ERISA. If such a pass-through is not permitted under the opinion, order or decree or under ERISA, the Sponsor and the Trustee shall jointly determine a mutually agreeable approach with respect to the exercise of voting rights of shares of ACCO Brands Stock held in the ACCO Brands Stock Fund as permitted under the aforementioned opinion, order or decree, and consistent with ERISA. Absent the determination of a mutually agreeable approach, the Trustee shall otherwise vote the shares consistent with its responsibilities under ERISA,

(e)	General.

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of ACCO Brands Stock, the Trustee shall follow the procedures set forth in subsection (A), above.

(f)	Conversion.

All provisions in this Section 8 shall also apply to any securities received as a result of a conversion of ACCO Brands Stock.

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(4)	Amending the “Schedule of Fees” by restating the “Trustee Fee” as follows:

Trustee Fee

*	To the extent that assets are invested in Fortune Common Stock, Gallaher ADRs and/or ACCO Brands Stock, .07% of such assets in the Trust payable pro rate quarterly on the basis of such assets as of the calendar quarter’s last valuation date, but no less than $10,000 nor more than $100,000 per year.

(5) Amending the “Schedule of Investment Options” to add the following to the list of investment options:

*	ACCO Brands Stock Fund

(6)	Amending and restating the last sentence of the “Schedule of Investment Options” as follows:

In the case of unallocated Plan assets, the termination or reallocation of an investment option, or Plan assets described in Section 6(c)(v) and Section 8(e) the Plan’s default investment shall be the Fidelity Freedom Income Fund.

(7)	Amending the “Schedule of Exchange Guidelines” by restating the third paragraph in the “Stock Fund” section to read as follows:

Exchanges From Fortune Common Stock Fund, the Gallaher Fund and the ACCO Brands Stock Fund to Mutual Funds

Participants may contact Fidelity on any day to exchange from the Fortune Common Stock Fund, the Gallaher Fund or the ACCO Brands Stock Fund to mutual funds. If Fidelity receive the request before the close of the market (generally 4:00 p.m. ET) on any business day and Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied, it will receive that day’s trade date. Requests received by Fidelity after the close of the market on any business day (or on any day other than a business day) will be processed on a next business day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules. If Available Liquidity on any day in insufficient to honor the trade after application of Specified Hierarchy rules, it will be suspended until Available Liquidity is sufficient, after application of Specified Hierarchy rules, to honor such trade, and it will receive the trade date and Closing Price of the date on which it was processed.

IN WITNESS WHEREOF, the Trustee and Sponsor have caused this Eighth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

FORTUNE BRANDS, INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	8/15/05	By:		8/17/05
	Date		FMTC Authorized Signatory	Date

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